                                                                     EXHIBIT 2.1


                               PURCHASE AGREEMENT


                                     AMONG


                        FOUNDATION HEALTH SYSTEMS, INC.,

                         FOUNDATION HEALTH CORPORATION,

                FOUNDATION HEALTH PHARMACEUTICAL SERVICES, INC.,

                    INTEGRATED PHARMACEUTICAL SERVICES, INC.

                                      AND

                             ADVANCE PARADIGM, INC.





                            DATED: FEBRUARY 26, 1999

                               PURCHASE AGREEMENT


         This PURCHASE AGREEMENT (this "AGREEMENT") is made as of the 26th day of February 1999, by and among Advance Paradigm, Inc., a Delaware corporation ("BUYER"), Foundation Health Systems, Inc., a Delaware corporation (the "COMPANY"), Foundation Health Corporation ("FHC"), a California corporation, Foundation Health Pharmaceutical Services, Inc., a California corporation ("FHPS"), and Integrated Pharmaceutical Services, Inc., a California corporation ("IPS", and together with FHC and FHPS, the "SUBSIDIARIES"). The Company is the ultimate parent of the Subsidiaries.

                                   RECITALS:

         WHEREAS, the Company owns (directly or indirectly) all of the outstanding capital stock of the Subsidiaries; and

         WHEREAS, Buyer desires to purchase from the Company all of the outstanding capital stock of FHPS, and the Company desires to sell to Buyer all of the outstanding capital stock of FHPS, in accordance with the terms and conditions of this Agreement; and

         WHEREAS, Buyer desires to purchase from IPS certain assets of IPS, and IPS desires to sell to Buyer certain assets of IPS, in accordance with the terms and conditions of this Agreement.

                                   AGREEMENT:

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, Buyer, the Company and the Subsidiaries (collectively, the "PARTIES") agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

         "ADVERSE CONSEQUENCES" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including, but not limited to, court costs and reasonable attorneys' fees and expenses.

         "AFFILIATE" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

         "AFFILIATED BUSINESS" means the pharmacy benefit requirements of the Company and its Affiliates, and employer groups, administrative services organizations and other third party clients of the Company and its Affiliates.

         "BUYER" has the meaning set forth in the preface to this Agreement.

         "BUYER PERMITS" shall have the meaning set forth in Section 3.6.

         "CHANGE OF CONTROL" of a company shall occur when: (i) a third party acquires fifty percent (50%) or more of the outstanding voting stock of such company; (ii) the company sells all or substantially all of its assets to a third party; or (iii) the company merges into or consolidates with another party such that (a) the company is not the surviving company, (b) if the surviving company, a majority of the Board of Directors of the company comprising the board immediately prior to such transaction does not also constitute a majority following such transaction, or (c) if the surviving company, a majority of the outstanding shares of the company's stock is not held by holders who held a majority of the shares of stock of the company immediately prior to such transaction.

         "CLAIM NOTICE" has the meaning set forth in Section 8.5.

         "CLOSING" has the meaning set forth in Section 2.5.

         "CLOSING DATE" has the meaning set forth in Section 2.5.

         "CODE" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

         "COMPANY" has the meaning set forth in the preface to this Agreement.

         "CONTRACT" means any agreement, contract, lease, note, mortgage, indenture, loan agreement, franchise agreement, covenant, employment agreement, license, instrument, purchase and sales order, commitment, undertaking or obligation.

         "CURRENT BALANCE SHEET" has the meaning set forth in Section 4.9.

         "CURRENT FINANCIAL STATEMENTS" has the meaning set forth in Section
4.8.

         "DEFAULT IN PHARMACY PAYMENT" has the meaning set forth in Section 5.12(d).

         "EMPLOYEE BENEFIT PLAN" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

         "EMPLOYEE PENSION BENEFIT PLAN" has the meaning set forth in ERISA
Section 3(2).

         "EMPLOYEE WELFARE BENEFIT PLAN" has the meaning set forth in ERISA
Section 3(1).

         "ENVIRONMENTAL, HEALTH, AND SAFETY REQUIREMENTS" shall mean all federal, state, and local statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now in effect.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "FINANCIAL STATEMENTS" has the meaning set forth in Section 4.8.

         "FHPS PERMITS" shall have the meaning set forth in Section 4.19.

         "FHS SUCCESSOR" means any third party that acquires the Company or the Affiliated Business in a Change of Control transaction.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "GOVERNMENTAL AUTHORITY" means any nation or government, any state, regional, local or other political subdivision thereof, and any entity or official exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "HART-SCOTT-RODINO ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

         "INDEMNIFIED PARTY" has the meaning set forth in Section 8.4.

         "INDEMNIFYING PARTY" has the meaning set forth in Section 8.4.

         "INTELLECTUAL PROPERTY" has the meaning set forth in Section 4.21.

         "LIABILITY" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

         "LIENS" means liens, claims, charges, options, pledges, security interests or other encumbrances.

         "MATERIAL ADVERSE CHANGE (OR EFFECT)" means a change (or effect) in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities (including contingent liabilities), rights, obligations, operations, or business, which change (or effect), individually or in the aggregate, is materially adverse to the operations or business of FHPS, the Purchased Assets or Buyer, each taken as a whole.

         "MATERIAL CONTRACT" means each Contract to which the respective Person is a party, or by which it or its properties or assets are bound, and which is material to any of its businesses, assets, properties or prospects.

         "MULTIEMPLOYER PLAN" has the meaning set forth in ERISA Section 3(37).

         "NON-AFFILIATED BUSINESS" means the pharmacy benefit services offered to third party health plan customers by the Company, FHPS, IPS or their Affiliates prior to the Closing.

         "PARTIES" has the meaning set forth in the preface to this Agreement.

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "PERSON" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "PRIOR FINANCIAL STATEMENTS" has the meaning set forth in Section 4.8.

         "PURCHASED ASSETS" means all of the assets of IPS identified on Exhibit A hereto.

         "PURCHASE PRICE" has the meaning set forth in Section 2.2.

         "PURCHASED MATERIAL CONTRACTS" has the meaning set forth in Section
4.22.

         "SECTION 338 ELECTION" has the meaning set forth in Section 5.5.

         "SECTION 338 FORMS" has the meaning set forth in Section 5.5.

         "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "SERVICE AGREEMENT" has the meaning set forth in Section 5.11.

         "SHARES" means all of the outstanding shares of the Common Stock, no par value, of FHPS.

         "STRADDLE PERIOD" means any taxable period which includes but does not end on the Closing Date.

         "TAX" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section
59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "THIRD PARTY CLAIM" has the meaning set forth in Section 8.4.

                                   ARTICLE 2
                               PURCHASE AND SALE

         2.1 BASIC TRANSACTION.

                  (a) On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from FHC, and FHC agrees to sell to Buyer, all of the Shares and IPS agrees to sell to Buyer and Buyer agrees to purchase all of the Purchased Assets, for the consideration specified in Section 2.2.

                  (b) Prior to the Closing, the Company shall, and shall cause each of the Subsidiaries to, take any and all action necessary to contribute the Purchased Assets from IPS to FHPS as mutually agreed upon by the parties, so that the agreed upon Purchase Assets shall be assets of FHPS at the Closing.

                  (c) Prior to the Closing, all of the outstanding shares of stock of IPS held by FHPS shall have been transferred to FHS or an Affiliate of FHS.


         2.2 PURCHASE PRICE. Buyer agrees to pay to the Company, at the Closing, Seventy Million Dollars ($70,000,000.00) (the "PURCHASE PRICE") by wire transfer of federal or other immediately available funds to an account designated by Buyer. The allocation of the purchase price among the Purchased Assets and the Shares shall be as set forth in Schedule 2.2.

         2.3 ASSUMPTION OF LIABILITIES. On or subject to the terms and conditions of this Agreement, at the Closing, Buyer shall assume and agree to pay, perform and discharge all of the liabilities and obligations of FHPS identified on Exhibit B hereto, and the liabilities of the Company and IPS set forth in Schedule 2.3 hereto related to the Purchased Assets purchased at the Closing. No other obligations of the Company or IPS shall be assumed by Buyer.

         2.4 WARRANT FOR SHARES. Upon execution of this Agreement, Buyer shall issue to FHS a warrant to purchase 200,000 shares of the common stock of Buyer, subject to and in form and substance as set forth in the warrant agreement attached hereto as Exhibit E.

         2.5 THE CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Epstein Becker & Green, P.C., 2 Embarcadero, San Francisco, California, commencing at 9:00 a.m., local time, on the later of March 31, 1999 or the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as Buyer and the Company may mutually determine (the "CLOSING DATE").

         2.6 DELIVERIES AT THE CLOSING. At the Closing, (a) the Company shall deliver to Buyer the various certificates, instruments, and documents referred to in Article 6, (b) Buyer shall deliver to the Company the various certificates, instruments, and documents referred to in Article 7, (c) the Company shall deliver to Buyer the various certificates and transfer documents set forth on Exhibit C hereto, and (d) Buyer shall deliver to the Company the consideration specified in Section 2.2.

                                   ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer makes the following representations and warranties to the
Company:

         3.1 CORPORATE STATUS. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite power and authority to own or lease its properties and to carry on its business as presently conducted. There is no pending or threatened proceeding for the dissolution, liquidation, insolvency or rehabilitation of Buyer.

         3.2 CORPORATE POWER AND AUTHORITY. Buyer has the corporate power and authority to execute and deliver this Agreement and the Service Agreement, to perform its obligations hereunder and under the Service Agreement and to consummate the transactions contemplated hereby and by the Service Agreement. Buyer has taken all corporate action necessary to authorize its execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby.

         3.3 ENFORCEABILITY. This Agreement has been duly executed and delivered by Buyer and constitutes its legal, valid and binding obligation enforceable against Buyer in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

         3.4 NO VIOLATION. The execution and delivery of this Agreement and the Service Agreement by Buyer, the performance by Buyer of its obligations hereunder and under the Service Agreement and the consummation by Buyer of the transactions contemplated by this Agreement and the Service Agreement will not
(a) contravene any provision of the Certificate of Incorporation or Bylaws of Buyer, (b) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment, ruling or order of any Governmental Authority or of any arbitration award which is either applicable to, binding upon, or enforceable against Buyer, the occurrence of any of which would have a Material Adverse Effect on Buyer, (c) conflict with, result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right to terminate, amend, modify, abandon or accelerate, any Material Contract which is applicable to, binding upon or enforceable against Buyer, the occurrence of which would have a Material Adverse Effect on Buyer,
(d) result in or require the creation or imposition of any Lien upon or with respect to any of the property or assets of Buyer, (e) give to any individual or entity a right or claim against the Buyer, which would have a Material Adverse Effect on Buyer or (f) require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal or any other Person, except (i) pursuant to the Hart-Scott-Rodino Act, the Exchange Act and the Securities Act and applicable inclusion requirements of Nasdaq, (ii) filings required under the securities or blue sky laws of the various states, (iii) any filings required to be made by the Subsidiaries, or (iv) any governmental permits or licenses required to operate the businesses of the Subsidiaries.

         3.5 NO COMMISSIONS. Other than Morgan Stanley, no broker, finder, investment banker or other Person is or will be, in connection with the transactions contemplated by this Agreement, entitled to any brokerage, finder's or other fee or compensation based on any arrangement or agreement made by or on behalf of Buyer and for which Buyer or the Company will have any obligation or liability.

         3.6 COMPLIANCE WITH LAW. Buyer has substantially complied with and is substantially complying with all applicable laws, rules, regulations and ordinances, and has the lawful authority and has obtained and now holds all material state, federal, special or local governmental authorizations, licenses, certificates (including Certificates of Need) and permits (collectively "BUYER PERMITS") needed or required to conduct its businesses, as such businesses are presently being conducted, the absence of which would have a Material Adverse Effect on Buyer, and has made all material filings required by applicable law and regulations.

         3.7 OTHER APPROVALS. Schedule 3.7 sets forth a list of all consents, approvals, qualifications, orders or authorizations of, or filings with, any governmental authority, including any court or other governmental third party, required in connection with Buyer's valid execution, delivery or performance of this Agreement and the Service Agreement, or the consummation of any transaction contemplated by this Agreement and the Service Agreement.

         3.8 INVESTIGATION BY BUYER. In entering into this Agreement:

                  (a) Buyer acknowledges that, except for the specific representations and warranties of the Company and the Subsidiaries contained in
Article 4 hereof, none of the Company, the Subsidiaries, any Affiliate of the Company, or any of their respective directors, officers, employees, Affiliates, controlling persons, agents, advisors or representatives, makes or shall be deemed to have made any representation or warranty, either express or implied, as to the accuracy or completeness of any financial projections, forecasts or budgets provided or otherwise made available to Buyer or any of its directors, officers, employees, Affiliates, controlling persons, agents, advisors or representatives (including, without limitation, in any management presentations, supplemental information or other materials or information with respect to any of the above). With respect to any such projection or forecast delivered by or on behalf of the Company or the Subsidiaries to Buyer, Buyer acknowledges that: (i) there are uncertainties inherent in attempting to make such projections and forecasts; (ii) it is familiar with such uncertainties;
(iii) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts so furnished to it;
(iv) it is not acting in reliance on any such projection or forecast so furnished to it; and (v) it shall have no claim against any such person with respect to any such projection or forecast; and

                  (b) Buyer agrees, to the fullest extent permitted by law, that the Company and the Subsidiaries and their respective directors, officers, employees, Affiliates, controlling persons, agents, advisors or representatives shall not have any liability or responsibility whatsoever to Buyer or any of its directors, officers, employees, Affiliates, controlling persons, agents, advisors or representatives on any basis (including, without limitation, in contract or tort, under Federal or state securities laws or otherwise) based upon any financial projections provided or otherwise made available, or statements made regarding such projections, (or omissions to so provide, make available or state), to Buyer or any of its directors, officers, employees, Affiliates, controlling persons, agents, advisors or representatives.

         3.9 ACQUISITION FOR INVESTMENT. Buyer is acquiring the Shares solely for its own account and not with a view to any distribution or other disposition of such Shares, and the Shares will not be transferred except in a transaction registered or exempt from registration under the Securities Act.

         3.10 ABILITY TO PERFORM UNDER SERVICES AGREEMENT. Buyer represents and warrants that it has or will have, the financial, personnel, and systems capabilities to perform its obligations under the Service Agreement, in accordance with the transition schedule set forth therein.

                                   ARTICLE 4
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                              AND THE SUBSIDIARIES

         The Company and the Subsidiaries, jointly and severally, make the following representations and warranties to Buyer:

         4.1 CORPORATE STATUS. Each of the Company and the Subsidiaries is a corporation, duly organized and validly existing and, except where the failure would not have a Material Adverse Effect on FHPS or the Purchased Assets, has the requisite power and authority to own or lease its properties and to carry on its business as presently conducted, except where any such failure would not have a Material Adverse Effect on FHPS or the Purchased Assets. Each of the Company and the Subsidiaries is duly qualified to do business as a foreign corporation in each of the jurisdictions where the nature of its properties and the conduct of its business require such qualification, except for such jurisdictions where the failure to be so qualified would not have a Material Adverse Effect on the Company or a Subsidiary. Each of the Company and the Subsidiaries is in good standing in each of the jurisdictions in which it is so qualified. There is no pending or threatened proceeding for the dissolution, liquidation, insolvency or rehabilitation of the Company or a Subsidiary.

         4.2 POWER AND AUTHORITY. Each of the Company and the Subsidiaries has the corporate power and authority to execute and deliver this Agreement and the Service Agreement, to perform its obligations hereunder and under the Service Agreement, and to consummate the transactions contemplated hereby and by the Service Agreement. Each of the Company and the Subsidiaries has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the Service Agreement, the performance of its obligations hereunder and under the Service Agreement, and the consummation of the transactions contemplated hereby and by the Service Agreement.

         4.3 ENFORCEABILITY. Each of this Agreement and the Service Agreement has been duly executed and delivered by the Company and each of the Subsidiaries (hereinafter sometimes referred to individually as a "COMPANY PARTY" and collectively as the "COMPANY PARTIES") and constitutes the legal, valid and binding obligation of each of them, enforceable against each of them in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

         4.4 CAPITALIZATION. Schedule 4.4 sets forth, as of the date hereof, with respect to FHPS, (a) the number of authorized shares of each class of its capital stock, (b) the number of issued and outstanding shares of each class of its capital stock and (c) the number of shares of each class of its capital stock which are held in treasury. FHC owns 100% of the capital stock of FHPS. All of the issued and outstanding shares of capital stock of FHPS (a) have been duly authorized and validly issued and are fully paid and non-assessable, (b) were issued in compliance with all applicable state and federal securities laws and (c) were not issued in violation of any preemptive rights or rights of first refusal. Except as set forth on Schedule 4.4, no preemptive rights, rights of first refusal or similar rights exist with respect to the shares of capital stock of FHPS, and no such rights arise or become exercisable by virtue of or in connection with the transactions contemplated hereby. Except as set forth on Schedule 4.4, there are no outstanding or authorized rights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements or commitments of any kind that could require FHPS to issue or sell any shares of its capital stock (or securities convertible into or exchangeable for shares of its capital stock). Except as set forth on Schedule 4.4, there are no outstanding stock appreciation, phantom stock, profit participation or other similar rights with respect to FHPS. There are no proxies, voting rights or other agreements or understandings with respect to the voting or transfer of the capital stock of FHPS. The shares of capital stock of FHPS are free and clear of all Liens. FHPS is not obligated to redeem or otherwise acquire any of its outstanding shares of capital stock.

         4.5 NO LIENS ON ASSETS. The Purchased Assets are free and clear of all Liens.

         4.6 NO VIOLATION, CONSENTS. The execution and delivery of this Agreement and the Service Agreement by the Company Parties, the performance by each of the Company Parties of their obligations hereunder and under the Service Agreement and the consummation by them of the transactions contemplated by this Agreement and the Service Agreement will not (a) contravene any provision of the certificates of incorporation, bylaws or other organizational or governing document of the Company or a Subsidiary, (b) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment, ruling or order of any Governmental Authority or of any arbitration award which is either applicable to, binding upon or enforceable against the Company or a Subsidiary, the occurrence of any of which would have a Material Adverse Effect on FHPS or the Purchased Assets, (c) conflict with, result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right of payment under or the right to terminate, amend, modify, abandon or accelerate, any Material Contract which is applicable to, binding upon or enforceable against FHPS, the occurrence of any of which would have a Material Adverse Effect on FHPS or the Purchased Assets, subject to
Section 5.12 below, (d) result in or require the creation or imposition of any Lien upon or with respect to any of the properties or assets of FHPS or the Purchased Assets, (e) except as set forth on Schedule 4.6, give to any individual or entity a right or claim against FHPS which would have a Material Adverse Effect on FHPS or the Purchased Assets or (f) except as set forth on
Schedule 4.6, require the consent, approval, authorization or permit of, or filing with or notification to, any

Governmental Authority, any court or tribunal or any other Person, except (i) pursuant to the Hart-Scott-Rodino Act and applicable reporting requirements of the Exchange Act, the Securities Act or the New York Stock Exchange, Inc., (ii) filings required under the securities or blue sky laws of the various states, or (iii) except where the failure to obtain such consent or approval would not have a Material Adverse Effect on FHPS or the Purchased Assets, or the ability of the Company to consummate the transactions set forth in this Agreement.

         4.7 RECORDS OF FHPS. The copies of the certificates of incorporation and bylaws of FHPS and the agreements of FHPS and IPS which were provided to Buyer are true, accurate, and complete and reflect all amendments made through the date of this Agreement. The minute books and other records of corporate actions for FHPS made available to Buyer for review were correct and complete as of the date of such review, no further entries have been made through the date of this Agreement, such minute books and records contain the true signatures of the persons purporting to have signed them, and such minute books and records contain an accurate record of all corporate actions of the stockholders and directors (and any committees thereof) of FHPS taken by written consent or at a meeting since formation. All corporate actions taken by FHPS have been duly authorized or ratified. All accounts, books, ledgers and official and other records of FHPS have been fully, properly and accurately kept and are complete, and there are no material inaccuracies or discrepancies contained therein. The stock ledgers of FHPS, as previously made available to Buyer, contain accurate and complete records of all issuances, transfers and cancellations of shares of the capital stock of FHPS. To the Company Parties' knowledge, the books and all corporate (including minute books and stock record books) and financial records of FHPS are substantially complete and correct in all material respects and have been maintained in accordance with applicable sound business practices, laws and other requirements.

         4.8 FINANCIAL STATEMENTS. The Company has delivered to Buyer the unaudited financial statements of FHPS, consisting of balance sheets at December 31, 1995, 1996 and 1997 and the related statements of operations for the respective periods then ended (collectively, the "FINANCIAL STATEMENTS"). The 1995, 1996 and 1997 financial statements of FHPS are referred to herein as its "PRIOR FINANCIAL STATEMENTS." The financial statements for the twelve (12) months ended December 31, 1998 are referred to herein as the "CURRENT FINANCIAL STATEMENTS." The Financial Statements (i) were prepared from the books and records of FHPS, (ii) were prepared in accordance with GAAP applied on a consistent basis (except as may be expressly indicated therein or in any notes thereto, or except for the absence of notes, statement of cash flows, and statement of shareholders equity which may otherwise be required under GAAP) and (iii) present fairly the financial position of FHPS as at the dates thereof and the results of its operations for the periods then ended (subject to normal year-end adjustments which would not in the aggregate have a Material Adverse Effect on the FHPS and any other adjustments expressly described therein or in the notes thereto). The balance sheets included in the Current Financial Statements do not reflect any writeup or revaluation increasing the book value of any assets, except as specifically disclosed in the notes thereto or as otherwise disclosed in writing to Buyer. All financial projections, forecasts, or budgets that the Company and the Subsidiaries have made available to Buyer have been or will be prepared in good faith based upon assumptions that the Company and the Subsidiaries believe to be reasonable.

         4.9 CHANGES SINCE THE CURRENT BALANCE SHEET DATE. Except as set forth on Schedule 4.9, since the date of the balance sheet dated as of December 31, 1998 included in the Current Financial Statements (the "CURRENT BALANCE SHEET"), FHPS has not (a) issued, sold, pledged, disposed of, encumbered, or authorized the issuance, sale, pledge, disposition, grant or encumbrance of any shares of its capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock or any other ownership interest of FHPS, (b) declared, set aside, made, or paid any dividend or other distribution payable in cash, stock, property or otherwise of or with respect to its capital stock or other securities, or reclassified, combined, split, subdivided or redeemed, purchased or otherwise acquired, directly or indirectly, any of its capital stock or other securities; (c) except for raises in the ordinary course and consistent with past practice, paid any bonus to or increased the rate of compensation of any of its officers or salaried employees or amended any other terms of employment of such persons;
(d) sold, leased or transferred any of its properties or assets or acquired any properties or assets other than in the ordinary course of business consistent with past practice; (e) made or obligated itself to make capital expenditures other than in the ordinary course of business consistent with past practice;
(f) made any payment in respect of its liabilities other than in the ordinary course of business consistent with past practice; (g) incurred any obligations or liabilities (including, without limitation, any indebtedness for borrowed money, issuance of any debt securities, or the assumption, guarantee, or endorsement of the obligations of any person) or entered into any transaction or series of transactions involving in excess of $15,000 individually or $50,000 in the aggregate out of the ordinary course of business, except for this Agreement and the transactions contemplated hereby; (h) suffered any theft, damage, destruction or casualty loss, whether or not covered by insurance, in excess of $15,000 individually or $50,000 in the aggregate; (i) suffered any extraordinary losses (whether or not covered by insurance); (j) waived, canceled, compromised or released any rights having a value in excess of $15,000 individually or $50,000 in the aggregate other than in the ordinary course of business consistent with past practice; (k) made or adopted any material change in its accounting practice or policies; (l) made any material adjustment to its books and records other than in respect of the conduct of its business activities in the ordinary course consistent with past practice; (m) entered into any material transaction with any other Company Party or any Affiliate of any of the Company Parties, except in the ordinary course of business; (n) entered into any employment agreement not terminable at will; (o) terminated, amended or modified any agreement involving an amount in excess of $15,000 individually or $50,000 in the aggregate other than in the ordinary course of business consistent with past practice; (p) imposed any material security interest or other Lien on any of its assets other than in the ordinary course of business consistent with past practice; (q) delayed paying any account payable beyond forty-five (45) days following the date on which it is due and payable except to the extent being contested in good faith; (r) made or pledged any charitable contributions in excess of $1,000 individually or $5,000 in the aggregate; (s) acquired (including, without limitation, for cash or shares of stock, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership or other business organization or division thereof or any assets, or made any investment in another Person either by purchase of stock or securities, contributions or property transfer of capital other than as permitted or provided in this Agreement; (t) increased or decreased prices charged to customers, except in the ordinary course of business consistent with past practice, materially increased or decreased the average monthly inventory, other than in the ordinary course of business consistent with past practice, ordered any inventory which would be inconsistent with the prior practices of such Company, or taken any actions which might reasonably result in any material increase in the loss of customers; (u) entered into any other transaction or been subject to any event which has or may reasonably be expected to have a Material Adverse Effect on FHPS; or (v) agreed to do or authorized any of the foregoing.

         4.10 LIABILITIES OF FHPS. Except as set forth on Schedule 4.10(a), FHPS has no liabilities or obligations, whether accrued, absolute, contingent or otherwise, except (a) to the extent reflected on the Current Balance Sheet and not heretofore paid or discharged; (b) liabilities incurred in the ordinary course of business consistent with past practice since the date of the Current Balance Sheet (none of which relates to breach of contract, breach of warranty, tort, infringement or violation of law, or which arose out of any action, suit, claim, governmental investigation or arbitration proceeding) and which, in the aggregate would not have a Material Adverse Effect on FHPS; (c) liabilities incurred prior to the date of the Current Balance Sheet which, in accordance with GAAP consistently applied, were not required to be recorded thereon and which, in the aggregate, would not have a Material Adverse Effect on FHPS; or
(d) inter-company liabilities that on a consolidated basis are not reflected on the Current Balance Sheet. Schedule 4.10(b) lists all indebtedness in excess of $10,000 owed by FHPS to a bank or any other Person, including without limitation, indebtedness for borrowed money (including principal and accrued but unpaid interest) and capitalized equipment leases of FHPS. Schedule 4.10(c) lists each deposit account maintained by or for the benefit of FHPS with any bank, broker or other depository institution, and the names of all persons authorized to withdraw funds from each such account.

         4.11 LITIGATION. Except as set forth on Schedule 4.11, there is no action, suit or other legal or administrative proceeding or governmental investigation pending, or, to the Company Parties' knowledge, threatened against or anticipated or contemplated to be initiated by, FHPS, or FHPS' properties or assets, or the Purchased Assets, or which question the validity or enforceability of this Agreement or the transactions contemplated hereby, and, to the Company Parties' knowledge, there is no reasonable basis for any of the foregoing. The Company shall retain all actions, suits and other legal and administrative proceedings and governmental investigations set forth on
Schedule 4.11. There are no outstanding orders, decrees or stipulations issued by any Governmental Authority in any proceeding to which FHPS is or was a party which have not been substantially complied with or which continue to impose any material obligations on FHPS.

         4.12 ENVIRONMENTAL MATTERS. Except as set forth on Schedule 4.12:

              (a) During the period commencing from the date in 1991 on which FHPS became a wholly owned subsidiary of the Company to the date of this Agreement, the business of FHPS has been and is operated in compliance with all Federal, state and local environmental protection, health and safety or similar laws, statutes, ordinances, restrictions, licenses, rules, regulations, permit conditions and legal requirements, including without limitation the Federal Clean Water Act ("CWA") 42 U.S.C. Section 7401 et seq., Safe Drinking Water Act, ("SDWA") 42 U.S.C. Section 300f et seq., Resource Conservation & Recovery Act ("RCRA") 42 U.S.C. Section 6901 et seq., Clean Air Act ("CAA") 42 U.S.C. Section 7401 et seq., Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") 42 U.S.C. Section 9601 et seq., Emergency Planning and Community Right to Know Act ("EPCRA") 42 U.S.C. Section 11001 et seq., Toxic Substances

Control Act ("TSCA") 15 U.S.C. Section 2601 et seq., and the Occupational Safety and Health Act ("OSHA") 29 U.S.C. Section 655 et seq., each as amended and currently in effect (collectively, "ENVIRONMENTAL LAWS"), except where the failure to be so in compliance would not result in a Material Adverse Effect on FHPS.

                  (b) During the period commencing from the date in 1991 on which FHPS became a wholly owned subsidiary of the Company to the date of this Agreement, FHPS has not received any written notice from any Governmental Authority or other third party or, to the knowledge of the Company Parties, any other communication alleging or concerning any violation by FHPS, or responsibility for or liability of FHPS under any Environmental Law, which, if decided unfavorably to FHPS would have a Material Adverse Effect on FHPS or the Purchased Assets. There are no pending, or to the knowledge of the Company Parties, threatened, claims, suits, actions, proceedings or investigations with respect to the businesses or operations of FHPS alleging or concerning any violation of or responsibility for or liability under any Environmental Law, nor does any Company Party have any knowledge of any fact or condition that could give rise to such a claim, suit, action, proceeding or investigation which, if decided unfavorably to FHPS would have a Material Adverse Effect on FHPS or the Purchased Assets.

         4.13 REAL ESTATE. FHPS does not currently own any real property.
Schedule 4.13 sets forth a list of all leases, licenses or similar use or occupancy agreements to which FHPS is a party, which are for the use or occupancy of real estate owned by a third party ("LEASES") (true and complete copies of which have previously been furnished to Buyer), in each case, setting forth: (i) the lessor and lessee thereof and the commencement date, term and renewal rights under each of the Leases; and (ii) the street address or legal description of each property covered thereby (the "LEASED PREMISES"). The Leases are in full force and effect and have not been amended except as disclosed in Schedule 4.13, and there have been no notices of default by either party to the Leases. With respect to each such Leased Premises: (i) FHPS' interests in the Leased Premises are free and clear of any Liens, covenants and easements or title defects created or suffered to be created by FHPS, except for Liens for taxes which are not yet due or are otherwise being contested; and
(ii) none of the Company Parties has received notice of (A) any condemnation proceeding with respect to any portion of the Leased Premises or any access thereto and, to the knowledge of the Company Parties, no such proceeding is contemplated by any Governmental Authority; or (B) any special assessment which may affect any of the Leased Premises and, to the knowledge of the Company Parties, no such special assessment is contemplated by any Governmental Authority, any of which would have a Material Adverse Effect on FHPS.

         4.14 COMPLIANCE WITH LAWS. Except as set forth on Schedule 4.14, FHPS is in substantial compliance with all laws, regulations and orders applicable to it, its business, operations, properties and assets, except where the failure to comply would not have a Material Adverse Effect on FHPS or the Purchased Assets. During the period commencing from when FHPS became a wholly owned subsidiary of the Company in 1991 to the date of this Agreement, FHPS has not been cited, fined or otherwise notified of any asserted past or present failure to comply with any laws, regulations or orders, where there remains any remedial action to be undertaken by FHPS as a result thereof, and no proceeding with respect to any such violation is pending or to the Company Parties' knowledge threatened. Except as set forth on Schedule 4.14,

FHPS is not subject to any decree or injunction to which it is a party which restricts the continued operation of its business or the expansion thereof to other geographical areas, customers and suppliers or lines of business, which decree or injunction has a Material Adverse Effect on FHPS.

         4.15 LABOR AND EMPLOYMENT MATTERS. FHPS is not a party to or bound by any collective bargaining agreement or any other agreement with a labor union. There is not now any actual or threatened labor dispute, strike or work stoppage which affects or which may affect the business of FHPS or which may interfere with its continued operations. Except as set forth on Schedule 4.15, none of the Company Parties is aware that any executive or key employee or group of employees of FHPS or IPS has any plans to terminate his, her or their employment with FHPS or IPS as a result of the transactions contemplated hereby or otherwise.

         4.16 EMPLOYEE BENEFIT PLANS.

                  (a) Employee Benefit Plans. Schedule 4.16(a) contains a list setting forth each employee benefit plan or arrangement of FHPS, including but not limited to employee pension benefit plans, as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), Multiemployer Plans, if any, as defined in Section 3(37) of ERISA, employee welfare benefit plans, as defined in Section 3(1) of ERISA, deferred compensation plans, stock option plans, bonus plans, stock purchase plans, hospitalization, disability and other insurance plans, severance or termination pay plans and policies, whether or not described in Section 3(3) of ERISA, in which employees, their spouses or dependents, of the Company participate ("EMPLOYEE BENEFIT PLANS") (true and accurate copies of which, together with the most recent annual reports on Form 5500 and summary plan descriptions with respect thereto, were furnished to Buyer).

                  (b) Compliance with Law. With respect to each Employee Benefit Plan to the best knowledge of the Company Parties: (i) each has been administered in all respects in compliance with its terms and with all applicable laws, including, but not limited to, ERISA and the Code; (ii) no actions, suits, claims or disputes, other than routine benefit claims, are pending, or threatened; (iii) no audits, inquiries, reviews, proceedings, claims, or demands are pending with any governmental or regulatory agency; (iv) there are no facts which could give rise to any material liability in the event of any such investigation, claim, action, suit, audit, review, or other proceeding; (v) except as set forth on Schedule 4.16(b), all reports, returns and similar documents required to be filed with any Governmental Authority or distributed to any plan participant have been duly or timely filed or distributed; and (vi) no "prohibited transaction" has occurred under Section 406 of ERISA or Section 4975 of the Code, except where the failure of any of the matters in subparagraphs (i)-(vi) would not have a Material Adverse Effect on FHPS.

                  (c) Title IV Plans. FHPS does not contribute to a Multiemployer Plan as described in Section 4001(a)(3) of ERISA or a defined benefit plan.

                  (d) Welfare Plans. (i) Except as otherwise provided by applicable state or federal law, FHPS is not obligated under any employee welfare benefit plan as described in Section 3(1) of ERISA ("WELFARE PLAN") to provide medical or death benefits with respect to any employee or former employee of FHPS or its predecessors after termination of employment;

(ii) no violations of the notice and continuation coverage requirements of
Section 4980B of the Code or Sections 601 through 608 of ERISA have occurred with respect to any Welfare Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code which would have a Material Adverse Effect on FHPS; and (iii) there are no reserves, assets, surplus or prepaid premiums under any Welfare Plan which is an Employee Benefit Plan.

                  (e) PBGC Liability. FHPS (i) has never terminated or withdrawn from an employee benefit plan under circumstances resulting (or expected to result) in liability to the Pension Benefit Guaranty Corporation ("PBGC") (other than routine claims for benefits); (ii) has no assets subject to (or expected to be subject to) a lien for unpaid contributions to any employee benefit plan; (iii) has not failed to pay premiums to the PBGC when due (iv) is not subject to (or expected to be subject) an excise tax under Code
Section 4971; (v) has not engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA; or (vi) has not violated Code Section 4980B or Section 601 through 608 of ERISA, any of which matters described in clauses (i)-(vi) would have a Material Adverse Effect on FHPS.

                  (f) Other Liabilities. Except as set forth on Schedule 4.16(f), (i) FHPS is not obligated to pay separation, severance, termination or similar benefits or to vest any person, in whole or in part, solely as a result of any transaction contemplated by this Agreement or solely as a result of a "change of control" (as such term is defined in Section 280G of the Code); and
(ii) none of the Employee Benefit Plans has any unfunded liabilities which are not reflected on the Current Balance Sheet or the books and records of FHPS.

         4.17 INSURANCE. FHPS and the Purchased Assets are covered by policies of insurance for its properties, assets and businesses (the "INSURANCE POLICIES"), which policies are in full force and effect, and which coverage amounts are adequate for the business conducted by FHPS and the Purchased Assets, and all premiums due thereon have been paid. Prior to the Closing Date, each of the Insurance Policies will be in full force and effect. FHPS has complied with the provisions of such Insurance Policies, except where the failure to comply would not have a Material Adverse Effect on FHPS. There is no pending claim under any of the Insurance Policies for an amount in excess of $10,000 individually or $50,000 in the aggregate that relates to loss or damage to the properties, assets or business of FHPS.

         4.18 RECEIVABLES. All of the Receivables of FHPS, net of any allowance for doubtful accounts reflected in the Current Balance Sheet, are valid and legally binding, represent bona fide transactions and arose in the ordinary course of business of FHPS. To the best of the Company Parties' knowledge, all of the Receivables of FHPS reflected in each Current Balance Sheet are collectible in accordance with the terms of such receivables, without set off or counterclaims, subject to the allowance for doubtful accounts, if any, set forth on such Current Balance Sheet. For purposes of this Agreement, the term "RECEIVABLES" means all receivables of FHPS, including without limitation, trade account receivables arising from the provision of services, sale of inventory, notes receivable, and insurance proceeds receivable, whether or not billed.

         4.19 LICENSES AND PERMITS. There are no licenses and governmental or official approvals, permits or authorizations required for the conduct of FHPS' business and operations, the absence of which would have a Material Adverse Effect on FHPS (collectively, the "FHPS

PERMITS"). All FHPS Permits are valid and in full force and effect, FHPS is in compliance with the respective requirements thereof, no proceeding is pending or, to the Company Parties' knowledge, threatened to revoke or amend any of them, and none of the FHPS Permits is or will be impaired or affected, which impairment or affect would have a Material Adverse Effect on FHPS, by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for such of the preceding which, individually or in the aggregate, would not have a Material Adverse Effect on FHPS or on the ability of the parties to consummate the transactions contemplated herein.

         4.20 ADEQUACY OF THE ASSETS; RELATIONSHIPS WITH CUSTOMERS AND SUPPLIERS; AFFILIATED TRANSACTIONS. Except as set forth on Schedule 4.20, the Purchased Assets, including Purchased Assets held by IPS, and assets and properties currently owned and operated by FHPS constitute, in the aggregate, all of the assets and properties used in the conduct of the business of FHPS and IPS, with respect to the Purchased Assets, in the manner in which and to the extent to which such business is currently being conducted. Neither FHPS, nor, with respect to the Purchase Assets, IPS, has received any notice from any current supplier of items essential to the conduct of its business that such supplier intends to terminate or materially alter a business relationship with FHPS or, with respect to the Purchased Assets, IPS, for any reason, involving an amount in excess of $50,000, and to the Company Parties' knowledge, no such supplier intends to terminate or materially alter any such business relationship with FHPS, or IPS. Neither FHPS nor IPS has received any notice from any customer that such customer intends to discontinue purchases of products or services from FHPS, or, in connection with the Purchased Assets, IPS, and to the Company Parties' knowledge no such customer intends to discontinue or cancel purchases or orders, involving in each case amounts in excess of $50,000. No Company Party has any direct or indirect interest in any customer, supplier or competitor of FHPS or in any Person from whom FHPS leases real or personal property, except to the extent that any such customer, supplier or competitor is also an Affiliate of the Company, or except for any passive investment interest held by any of the Company Parties.

         4.21 INTELLECTUAL PROPERTY. Except as set forth in Schedule 4.21, FHPS has full legal right, title and interest in and to all trademarks, service marks, trade names, copyrights, know-how, patents, trade secrets, licenses (including licenses for the use of computer software programs), and other intellectual property used in the conduct of its business (the "INTELLECTUAL PROPERTY"), the absence of which would have a Material Adverse Effect on FHPS or the Purchased Assets. Schedule 4.21 sets forth a true and correct list of all Intellectual Property of FHPS. To the Company Parties' knowledge, FHPS owns or possesses adequate rights to use all Intellectual Property reasonably necessary to the conduct of the business of FHPS as presently conducted, and the unrestricted conduct and the unrestricted use and exploitation of the Intellectual Property does not infringe or misappropriate any rights held or asserted by any Person, except where the failure to possess such rights or the infringement would not have a Material Adverse Effect on FHPS or the Purchased Assets. To the Company Parties' knowledge, no Person is infringing on the Intellectual Property, and no payments are required for the continued use of the Intellectual Property, except for software licenses entered into in the ordinary course of business. None of the Intellectual Property has ever been declared invalid or unenforceable, or is the subject of any pending or, to the Company Parties' knowledge, threatened action for opposition, cancellation, declaration, infringement, or invalidity, unenforceability or misappropriation or like claim, action or proceeding, which declaration or unenforceability, or which pending or threatened action would have a Material Adverse Effect on FHPS if decided adversely to FHPS.

         4.22 MATERIAL CONTRACTS. Schedule 4.22 sets forth a list of each Material Contract of each Subsidiary, including all material contracts with customers for the provision of products or services by each Subsidiary, other than any Material Contract relating to any excluded assets or liabilities (the "PURCHASED MATERIAL CONTRACTS"). The copy of each Material Contract furnished to Buyer is a true and complete copy of the document it purports to represent and reflects all amendments thereto made through the date of this Agreement. Neither Subsidiary has violated any of the terms or conditions of any Purchased Material Contract which would permit termination or material modification of any Purchased Material Contract. All of the material covenants to be performed by each Subsidiary and, to the knowledge of the Company Parties, any other party thereto, have been fully performed in all material respects, and neither Subsidiary has received notice for breach or indemnification or notice of default or termination under any Purchased Material Contract by or against FHPS or IPS or to the knowledge of the Company Parties, any other party thereto. To the knowledge of the Company Parties, no event has occurred which constitutes, or after notice or the passage of time, or both, would constitute, a default by either Subsidiary under any Purchased Material Contract, and to the knowledge of the Company Parties no such event has occurred which constitutes or would constitute a material default by any other party. Neither Subsidiary is subject to any liability or payment resulting from re-negotiation of amounts paid under any Purchased Material Contract. As used in this Section 4.22, Purchased Material Contracts shall mean formal or informal, written or oral (a) loan agreements, indentures, mortgages, pledges, hypothecations, deeds of trust, conditional sale or title retention agreements, security agreements, equipment financing obligations or guaranties, or other sources of contingent liability in respect of any indebtedness or obligations to any other Person, or letters of intent or commitment letters with respect to same, which exceed $10,000 individually or $50,000 in the aggregate; (b) contracts obligating FHPS or IPS to provide products or services for a period of one year or more; (c) leases of real property extending for a period of one year or more; (d) leases of personal property which individually provide for total payments in excess of $10,000, or in the aggregate $25,000 and which are not cancelable without penalty on notice of sixty (60) days or less; (e) agreements providing for an independent contractor's services, or letters of intent with respect to same, where the payment due thereunder exceeds $10,000; (f) employment agreements, management service agreements, consulting agreements, having a value in the form of revenue or expense in excess of $10,000; (g) any contract relating to pending capital expenditures by FHPS in excess of $10,000; (h) contracts obligating FHPS to purchase supplies, equipment, media and related services of any kind, in an amount exceeding $10,000 and not cancelable without penalty on notice of thirty (30) days or less; (i) any non-competition agreements restricting FHPS in any manner; and (j) confidentiality agreements, non-competition agreements, employee handbooks, policy statements and any other agreements relating to any employee of FHPS, which is not terminable as of the Closing.

         4.23 ACCURACY OF INFORMATION FURNISHED. Subject to Buyer's representation and warranty under Section 3.10, no representation, statement or information contained in this Agreement (including, without limitation, the various Schedules attached hereto) or any agreement executed in connection herewith or in any certificate delivered pursuant hereto or thereto contains any untrue statement of a material fact or omits any material fact necessary to make the information contained therein not misleading. The Company Parties have provided Buyer with true, accurate and complete copies of all documents listed or described in the various Schedules attached hereto.

         4.24 NO COMMISSIONS. Other than S G Cowen Securities Corporation, neither the Company nor any Subsidiary has incurred any obligation for any finder's or broker's or agent's fees or commissions or similar compensation in connection with the transactions contemplated hereby.

         4.25 ABSENCE OF SENSITIVE PAYMENTS. FHPS has not made or maintained
(a) any contributions, payments or gifts of its funds or property to any governmental official, employee or agent where either the payment or the purpose of such contribution, payment or gift was or is illegal under the laws of the United States or any state thereof, or any other jurisdiction (foreign or domestic); or (b) any contribution, or reimbursement of any political gift or contribution made by any other Person, to candidates for public office, whether federal, state, local or foreign, where such contributions by FHPS were or would be a violation of applicable law.

         4.26 TAX MATTERS. Within the times (including extensions) and in the manner prescribed by law, FHPS (or the Company, on behalf of FHPS) has filed all federal, state, local and foreign returns for Taxes ("RETURNS") required to be filed in any jurisdiction (including, without limitation, informational returns) and such Returns are complete, true and correct in all material respects. All Returns complied in all material respects with the tax laws, rules and regulations, as presently interpreted, applicable to such Returns. FHPS (or the Company on behalf of FHPS) has not waived or extended any statute of limitations relating to the assessment of any Taxes. No audit or examination of any of the Returns of FHPS is currently in progress or, to the Company Parties' knowledge, threatened or has occurred in the past. All Taxes required to be paid pursuant to such Returns have been paid on or before their respective due dates, including any extensions thereof.

                                   ARTICLE 5
                             ADDITIONAL AGREEMENTS

         5.1 FURTHER ASSURANCES. Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby.

         5.2 COMPLIANCE WITH COVENANTS. The Company shall, and shall cause the Subsidiaries to, comply with all of the covenants of the Company Parties under this Agreement.

         5.3 COOPERATION. Each of the parties agrees to cooperate with the other in the preparation and filing of all forms, notifications, reports and information, if any, required or reasonably deemed advisable pursuant to any law, rule or regulation in connection with the transactions contemplated by this Agreement and to use its respective reasonable best efforts to agree jointly on a method to overcome any objections by any Governmental Authority to any such transactions. In addition, the Company agrees to cooperate with Buyer, with third party costs paid by Buyer, in connection with any audit of historical financial information that may be required under the rules and regulations of the Securities and Exchange Commission.

         5.4 APPLICATIONS AND OTHER ACTIONS. Each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated herein, including, without limitation, using its reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of any Governmental Authority and parties to Material Contracts with the Company and the Subsidiaries as are necessary for the consummation of the transactions contemplated hereby. Each of the parties shall make on a prompt and timely basis all governmental or regulatory notifications and filings required to be made by it for the consummation of the transactions contemplated hereby.

         5.5 PURCHASE PRICE ALLOCATION AND SECTION 338 ELECTIONS. If requested by Buyer, Buyer, the Company and the Subsidiaries shall join in an election to have the provisions of Section 338(h)(10) of the Code and similar provisions of state law ("SECTION 338 ELECTION") apply to the acquisition of FHPS. Buyer shall be responsible for, and control, the preparation and filing of such election. Each of the Company and the Subsidiaries shall allocate the Purchase Price in accordance with Section 2.2 and shall report, act and file in all respects and for all purposes consistent with such Schedule 2.2, unless to do so would cause undue hardship on the Company. Each of the Company and the Subsidiaries shall execute and deliver to Buyer such documents or forms (including Section 338 Forms, as defined below) as Buyer shall request or as are required by applicable law for an effective 338(h)(10) Election. "SECTION 338 FORMS" shall mean all returns, documents, statements, and other forms that are required to be submitted to any federal, state, county or other local taxing authority in connection with a 338(h)(10) Election, including, without limitation, any "statement of Section 338 election" and IRS Form 8023 (together with any schedules or attachments thereto) that are required pursuant to Treasury Regulations.

         5.6 ACCESS TO INFORMATION. From the date hereof to the Closing Date, the Company shall, and shall cause each of the Subsidiaries and their respective directors, officers, employees, auditors, counsel and agents to, afford Buyer and Buyer's officers, employees, auditors, counsel and agents reasonable access, during regular business hours and upon reasonable advance notice, to its properties, offices and other facilities, to its officers and employees and to all books and records, and shall furnish such persons with all financial, operating and other data and information as may be requested. No information provided to or obtained by Buyer shall affect any representation or warranty in this Agreement.

         5.7 NOTIFICATION OF CERTAIN MATTERS. From the date hereof to the Closing Date, each of the parties to this Agreement shall give prompt notice to the other parties of the occurrence or non-occurrence of any event which would likely cause any representation or warranty made by such party herein to be untrue or inaccurate or any covenant, condition or agreement contained herein not to be complied with or satisfied (provided, however, that, any such disclosure shall not in any way be deemed to amend, modify or in any way affect the representations, warranties and covenants made by any party in or pursuant to this Agreement).

         5.8 CONFIDENTIALITY; PUBLICITY. Except as may be required by law or as otherwise permitted or expressly contemplated herein, no party hereto or their respective Affiliates, employees, agents and representatives shall disclose to any third party this Agreement, the subject matter or terms hereof or any confidential information or other proprietary knowledge concerning the business or affairs of the other party which it may have acquired from such party in the course of pursuing the transactions contemplated by this Agreement, including all notes, documents and materials prepared by or for the respective party which reflect, interpret, evaluate, include or are derived from such confidential information or proprietary knowledge of the other party, without the prior consent of the other party hereto; provided, that any information that is otherwise publicly available, without breach of this provision, or has been obtained from a third party, or has been requested pursuant to the order of a court of competent jurisdiction or governmental agency having the authority to obtain such information, or pursuant to the rules of any applicable stock exchange to which any of the parties is subject shall not be deemed confidential information; provided, however, that the party from whom disclosure is sought, regarding information concerning the other party shall promptly notify such party and allow such party to obtain any order blocking or otherwise controlling the disclosure of such information. Any press releases or any other public announcements concerning this Agreement or the transactions contemplated hereby shall be approved by both Buyer and the Company; provided, however, that if any party reasonably believes that it has a legal obligation to make a press release and the consent of the other party cannot be obtained, then the release may be made without such approval. Prior to such time, the parties shall not make any public disclosure regarding the Agreement or the transactions contemplated hereby.

         5.9 NO OTHER DISCUSSIONS. The Company Parties and their Affiliates shall not directly or indirectly, through any officer, director, employee, affiliate or agent or otherwise, take any action to solicit, initiate, seek, entertain, encourage, support or respond to any inquiry, proposal or offer from, furnish any information to, or participate in any negotiations with, any third party regarding any acquisition of FHPS or the Purchased Assets, any merger or consolidation with or involving FHPS or the Purchased Assets, or any acquisition of any material portion of the Shares of FHPS or Purchased Assets, including the grant of any license to any Intellectual Property of FHPS other than licenses in the ordinary course of business related to the sale of FHPS' products. The Company agrees that any such negotiations (other than negotiations with Buyer) in progress as of the date hereof will be suspended and that the Company will not accept or enter into any agreement, arrangement or understanding regarding any such third party acquisition transaction prior to the termination hereof. In the event a Company Party or any of their respective officers, directors, employees, affiliates or agents receives any proposal for, any third party acquisition transaction involving FHPS or the Purchased Assets, or any request for nonpublic information in connection with any such proposal, the Company will immediately notify Buyer, describing in detail the identity of the Person making such proposal and the terms and conditions of such proposal. Nothing contained in this Section shall be construed as limiting the ability of the Company as to any matter described in this section, with regard to any other assets of the Company other than the Purchased Assets and the Shares.

         5.10 FHPS TAX MATTERS.

                  (a) Company Returns. The Company and/or FHPS shall duly prepare, or cause to be prepared, and the Company shall file, or cause to be filed, on a timely basis all Returns of FHPS for any period ending on or before the Closing Date. The Company shall file amended Tax Returns with respect to periods ending on or before the Closing Date only as agreed by Buyer and the Company.

                  (b) Buyer Returns. Buyer shall duly prepare, or cause to be prepared, and file, or cause to be filed, on a timely basis all Returns of FHPS for any tax period which ends after the Closing Date, including but not limited to any Straddle Periods. Any such Returns with respect to the Straddle Periods shall, insofar as they relate to FHPS, be on a basis consistent with previous Returns filed in respect of FHPS, unless Buyer and the Company conclude that there is no reasonable basis for such position.

                  (c) Tax Cooperation. The Company and Buyer shall provide the other party with such forms, information and records and make such of its officers, directors, employees and agents available as may be reasonably requested by such other party in connection with the preparation of any Return or any audit or other proceeding, including any ruling request, that relates to FHPS.

                  (d) Company Indemnification. The Company shall be liable for and shall indemnify and hold Buyer harmless against all Taxes of FHPS or attributable to the Purchased Assets payable for any taxable year or taxable period ending on or before the Closing Date. To appropriately apportion any income taxes relating to any taxable year, beginning before and ending after the Closing Date, the parties shall apportion such income taxes to the taxable period ending on or before the Closing Date by a closing of the books consistent with their past practice for reporting items, except that (i) exemptions, allowances or deductions that are calculated on a time basis, such as the deduction for depreciation shall be apportioned on a time basis, and
(ii) all Taxes relating to actions outside the ordinary course of business, occurring after the Closing, on the Closing Date shall be apportioned to the period ending after the Closing Date. To appropriately apportion any non-income taxes relating to any taxable year beginning before and ending after the Closing Date, the parties shall apportion such non-income taxes to the taxable period ending on or before the Closing Date, as follows: (x) ad valorem taxes (including without limitations real and personal property taxes), shall be accrued on a daily basis over the period for which such taxes are levied, or, if it cannot be determined over the period such taxes are being levied, over the fiscal period of the relevant taxing authority in each case irrespective of the lien or assessment date of such taxes, (y) all taxes relating to actions outside the ordinary course of business occurring after the Closing on the Closing Date shall be apportioned to the period ending after the Closing Date, and (z) franchise and other privilege taxes not measured by income shall be accrued on a daily basis over the period to the which the privilege relates.

                  (e) Buyer and FHPS Indemnification. Buyer and FHPS shall be liable for, and shall indemnify and hold the Company and any of its Affiliates harmless against any and all Taxes imposed on FHPS relating or apportioned to any taxable year or portion thereof ending after the Closing Date, including without limitation all Taxes relating to actions outside the ordinary course of business occurring after the Closing, on the Closing Date.

                  (f) Refunds or Credits. Buyer and FHPS shall promptly pay to the Company any refunds or credits (including interest paid to Buyer thereon) relating to Taxes for which the Company may be liable under Section 5.10 hereof. For purposes of this Section 5.10(f), the terms "refund" and "credit" shall include a reduction in Taxes and the use of an overpayment of Taxes as an audit or other tax offset. Receipt of a refund shall occur upon the filing of a Tax Return or an adjustment therein, using such reduction, overpayment or offset, or upon the receipt of cash. Upon the reasonable request and cost of the Company, Buyer shall prepare and file or cause to be prepared and filed, all claims for refunds relating to such Taxes; provided, however, that Buyer shall not be required to file such claims for refund to the extent such claim for refund would have a Material Adverse Effect on Buyer or FHPS in the future, or to the extent such claims for refund relate to a carryback of an item. Buyer shall be entitled to all other refunds and credits of Taxes; provided, however, Buyer will not allow the amendment of any Tax Return relating to any Taxes for a period (or portion thereof) ending on or prior to the Closing Date or the carryback of an item to a period ending on or prior to Closing without the Company's consent.

                  (g) Consent. Whenever any taxing authority asserts a claim, makes an assessment or otherwise disputes the amount of taxes for which the Company is or may be liable under this Agreement, Buyer shall, if informed of such assertion, promptly inform the Company within fifteen business days, and the Company shall have the right to control the resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute to the extent such proceedings or determinations affect the amount of taxes for which the Company may be liable under this Agreement. Whenever any taxing authority asserts a claim, makes an assessment, or otherwise disputes the amount of taxes for which the Buyer is liable under this Agreement, the Buyer shall have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute, except to the extent such proceeding affect the amount of taxes for which the Company may be liable under this Agreement.

                  (h) Survival. The obligations of the parties set forth in this Section 5.10 shall be unconditional and absolute and shall remain in effect until thirty days after the expiration of the applicable statute of limitations.

         5.11 SERVICE AGREEMENT. Buyer, the Company and IPS shall enter into a service agreement (the "SERVICE AGREEMENT") in the form of Exhibit D hereto under which Buyer or any of its subsidiaries or Affiliates shall be the provider of certain mail order, network claims processing and other pharmacy benefit management services set forth in the Service Agreement.

         5.12 TRANSITION OF SERVICES.

                  (a) Implementation Schedule. On or before the Closing, the parties will complete a schedule and attach it to this Agreement as Schedule 5.12, which schedule will include the name, address, contact person and number of lives eligible for pharmacy benefits for each plan covered by the Affiliated Business and the Non-affiliated Business and the targeted date that such business will be transitioned to Buyer's pharmacy claims processing system (the "IMPLEMENTATION SCHEDULE"). The parties shall use their respective reasonable best efforts to ensure that all of such business is transitioned to and implemented by Buyer.

                  (b) Transition of the Company Affiliated Business. Upon Closing, Buyer shall provide claims processing services, retail pharmacy network management services, rebate contracting and formulary management services, mail service pharmacy and other pharmacy benefit management services for the Company Affiliated Business in accordance with the terms and provisions set forth in the Service Agreement, including subject to the transition schedule set forth therein.

                  (c) Transition of the Non-affiliated Business.

                           (i) The Company agrees that, following the Closing and until such time as the claims processing services are implemented by Buyer for each plan, the Company shall continue to perform the same scope of claims processing services that it provided for each such plan prior to the Closing. The Company shall use its reasonable best efforts to ensure that during this transition period such services are performed in such a manner that is consistent with the ordinary course of business immediately prior to Closing in order to preserve and keep intact the business relationships with such plans.

                           (ii) The Company and IPS agree that following the Closing and until such time as the FHS Affiliated Business has been transitioned to the jointly negotiated drug manufacturer agreements (as contemplated by the Service Agreement), upon the request of Buyer, the Company and IPS shall cause the Non-affiliated Business to be eligible for rebates under any or all of the existing IPS rebate agreements should Buyer determine in its sole discretion that it desires to continue to use such agreements for the Non-affiliated Business. The Company and IPS agree that such rebates will be serviced in accordance with Buyer's instructions. IPS agrees that all rebates collected by IPS based on the utilization of the Non-affiliated Business prior to Closing shall be paid by IPS following Closing pursuant to the terms and conditions of the respective agreements for the Non-affiliated Business, and that Advance Paradigm's obligation to pay such rebates on such business shall begin with the rebates collected for the quarter ending June 30, 1999.

                           (iii) Upon Closing, subject to the respective agreements between Buyer and each plan covered by the Non-affiliated Business, mail pharmacy services shall be provided for the Non-Affiliated Business as determined by Buyer in its sole discretion.

                  (d) Pharmacy Network Agreements. Pursuant to the transactions contemplated by this Agreement, IPS will assign to FHPS prior to Closing or directly to Buyer as of the Closing, and Buyer will acquire, all of the retail pharmacy network contracts held by IPS, including, but not limited to those set forth on Schedule 4.22, and Buyer will assume all of the rights and obligations thereunder upon Closing, or as soon thereafter as is practical; provided, however, that the parties may agree to substitute new agreements between Buyer and any such pharmacies in lieu of assignment of any such agreements. In addition, the parties will use their reasonable best efforts to obtain assignments of all other retail pharmacy network agreements, subject to any limitations imposed under applicable law or regulation affecting any of the Company's Affiliates. Subject to the respective agreements between Buyer and each plan covered by the Non-affiliated Business, the pharmacy eligible participants covered by such plans will continue to receive their prescription services from such retail pharmacies. The parties will use their reasonable best efforts to obtain a release of IPS and/or FHS from any liability arising from any such pharmacy network agreements from and after the Closing. In the event Buyer has failed or is otherwise unable to pay any such pharmacies in accordance with such agreements (a "DEFAULT IN PHARMACY PAYMENT"), upon written notice to Buyer and confirmation from Buyer's chief financial officer that such amounts have not been paid to the pharmacies or to the pharmacies' Affiliates or designees, FHS, or an FHS Affiliated Plan may make payment in order to remedy any such Default in Pharmacy Payment, and FHS shall have the right to offset any amounts that would have been due to Buyer for such claims under the Service Agreement for such claims.

         5.13 CONDUCT OF COMPANY PENDING TRANSITION. From and after the date hereof and prior to the complete transition of the Affiliated Business and the Non-affiliated Business, unless Buyer shall otherwise agree in writing, and except as otherwise expressly contemplated by this Agreement, each of the Company and the Subsidiaries consents and agrees that the businesses of FHPS and the business relating to the Purchased Assets shall be conducted only in, and each of the Company and the Subsidiaries shall not take any action affecting FHPS or the Purchased Assets except in, the ordinary course of business and consistent with past practices, and each of the Company and the Subsidiaries shall use its best efforts to maintain and preserve the business organization, assets, employees and advantageous business relationships of FHPS and the Purchased Assets.

         5.14 RESTRICTIVE COVENANTS.

                  (a) In order to assure that Buyer will realize the benefits of the transactions contemplated hereby, subject to the Company's right to terminate the Service Agreement after five (5) years, during the term of the Service Agreement, but in any event not less than the five-year period following the Closing Date, the Company and its Affiliates shall not engage in pharmacy claims processing, retail pharmacy network management, mail service pharmacy, rebate management or (subject to Section 3 of the Service Agreement) the negotiation and performance of drug manufacturer agreements. Notwithstanding the foregoing, (i) if the parties' obligations regarding formulary management and drug manufacturer agreements are terminated in accordance with Section 11(c)(i) of the Service Agreement, then, so long as the Company complies with Section 11(c)(i) of the Service Agreement, the Company may thereafter provide such services for the FHS Affiliated Members; and (ii) if the Company releases Buyer from its obligations to perform the retail pharmacy network management services in accordance with Section 11(c)(ii) of the Service Agreement, then, so long as the Company is in compliance with
Section 11(c)(ii) of the Service Agreement, the Company may thereafter provide such services for the FHS Affiliated Members; both (i) and (ii) including participation (which may include minority ownership interests representing not more than twenty percent (20%) of the equity or voting control) in cooperative groups or alliances, provided the Company shall not market such services to third parties. This section shall not be deemed to be a limitation on providing clinical services (including pharmacy formulary and rebate management services in accordance with Section 3 of the Service Agreement) to the FHS Affiliated Members and the Company's contracting medical groups, or the disease management services offered by the Company, or otherwise limit the Company or any Affiliate from undertaking activities relating to the processing and payment of medical claims generally as a payor of such claims.

                  (b) Section 5.14(a) shall not be deemed to be a limitation on providing clinical services (including pharmacy formulary and rebate management services in accordance with Section 3 of the Services Agreement) to the Affiliated Business and the Company's contracting medical groups, or the disease management services offered by the Company, or otherwise limit the Company or any Affiliate from undertaking activities relating to the processing and payment of medical claims generally as a payor of such claims.

                  (c) Nothing contained in this Section 5.14 shall limit any FHS Successor from owning and operating any business (or line of business), for the benefit of the enrollees of the FHS Successor or other third parties with whom the FHS Successor contracts, which would otherwise be construed as violating the provisions of this Section 5.14; provided that the FHS Successor shall be bound to this Section 5.14 with respect to the business of the Company and the Affiliated Business, including business that would have been attributable to the Company but for the Change of Control of the Company; and provided further that except as expressly otherwise stated herein, all terms, conditions and obligations of this Agreement shall become the obligations of any FHS Successor. The Buyer and the FHS Successor shall use their respective best efforts to agree on the allocation of enrollees between FHS and the FHS Successor that are subject to this provision. To the extent that the Company acquires any managed care company that has an ownership in or otherwise provides services that would conflict with this provision, this provision shall not apply to the enrollees of such managed care organization as of the effective date of such acquisition; provided that the provisions of this
Section 5.14 shall continue to apply to any and all current and additional Affiliated Business. In addition, prior to consummating any acquisition of a managed care company that has an ownership interest on or otherwise provide services that would conflict with this Section 5.14, the Company shall notify Buyer of such acquisition, and Buyer shall engage in good faith negotiations regarding cooperative efforts with such entity, including Buyer's opportunity to acquire such business.

                  (d) Notwithstanding anything contained herein to the contrary, in the event of a breach or threatened breach of the covenants contained in Section 5.14(a) hereof, Buyer may, in addition to any other available remedies, be entitled to an injunction enjoining the Company and its Affiliates or any person or persons acting for or with the Company in any capacity whatsoever from violating any of the terms herein, in accordance with applicable law regarding the award of an equitable remedy.

         5.15 RETENTION OF LITIGATION BY THE COMPANY. The Parties agree that the Company shall retain all actions, suits and other legal and administrative proceedings and governmental investigations pending or threatened against FHPS, or FHPS' properties or assets, or the Purchased Assets. The Parties agree that the Buyer has not agreed to assume, and shall not be required to assume, any such pending or threatened action, suit or other legal or administrative proceeding or governmental investigation, and the Company agrees that it will take all actions and do all things necessary to ensure that Buyer is not liable for any of the foregoing.

         5.16 FHPS FUNDS. The Company shall cause FHPS to have not less than Five Million Dollars ($5,000,000.00) in cash immediately prior to and at the Closing.

                                   ARTICLE 6
                   CONDITIONS TO THE OBLIGATIONS OF THE BUYER

         The obligations of Buyer to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part by Buyer:

         6.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES AND COMPLIANCE WITH OBLIGATIONS. The representations and warranties of the Company Parties contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made at and as of that time except (a) for changes specifically permitted by this Agreement and (b) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date. Each of the Company Parties shall have performed or complied with in all material respects all of their obligations required by this Agreement to be performed or complied with at or prior to the Closing Date. Each of the Company Parties shall have delivered to Buyer a certificate, dated as of the Closing, duly signed by the Chief Executive Officer and principal accounting officer, certifying that such representations and warranties are true and correct in all material respects and that all such obligations have been performed and complied with in all material respects.

         6.2 NO MATERIAL ADVERSE CHANGE OR DESTRUCTION OF PROPERTY. Between September 30, 1998 and the Closing Date, (a) there shall have been no Material Adverse Change to FHPS or the Purchased Assets, (b) there shall have been no adverse federal, state or local legislative or regulatory change affecting in any material respect the services, products, business or prospects of FHPS or the Purchased Assets, and (c) none of the Purchased Assets or the assets of FHPS shall have been damaged by fire, flood, casualty, act of God or the public enemy or other cause (regardless of insurance coverage for such damage), which damages may have a Material Adverse Effect on the Purchased Assets or FHPS, or have become the subject of a condemnation proceeding, and the Company Parties shall have delivered to Buyer a certificate, dated as of the Closing Date, to that effect.

         6.3 CORPORATE CERTIFICATES. The Company shall have delivered to Buyer
(i) copies of the organizational documents of FHPS as in effect immediately prior to the Closing Date, (ii) copies of resolutions adopted by the Board of Directors and stockholders of the Company and the Subsidiaries authorizing the transactions contemplated by this Agreement, and (iii) a certificate of good standing of each of the Company and the Subsidiaries issued by the Secretary of State of its respective state of incorporation and each other state in which each is qualified to do business as of a recent date, certified in each case as of the Closing Date by the Secretary of the respective Company Party as being true, correct and complete.

         6.4 OPINION OF COUNSEL. Buyer shall have received an opinion dated as of the Closing Date from counsel for the Company Parties in form and substance reasonably acceptable to Buyer.

         6.5 CERTIFICATES AND TRANSACTION DOCUMENTS. Buyer shall have received from the Company all of the certificates and transfer documents set forth on Exhibit C.

         6.6 CONSENTS AND APPROVALS. The Company Parties shall have received and furnished to Buyer all consents to the transaction contemplated hereby and waivers of rights to terminate or modify any material rights or obligations of the Company Parties from any Person from whom such consent or waiver is required under any Material Contract on or prior to the Closing and effective through and including the Closing Date, or who as a result of the transactions contemplated hereby, would have such rights to terminate or modify such Contracts or instruments, either by the terms thereof or as a matter of law. The requirements of the Hart-Scott-Rodino Act, if applicable, shall have been satisfied.

         6.7 NO ADVERSE LITIGATION. There shall not be pending or threatened any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit, invalidate or collect damages arising out of the transactions contemplated hereby, and which, in the reasonable judgment of Buyer, makes it inadvisable to proceed with the transactions contemplated hereby.

         6.8 LIABILITIES. Prior to the Closing, the Company shall have obtained full satisfactions or releases of all obligations and liabilities due to or on behalf of any Affiliate of a Subsidiary.

         6.9 LIENS. The shares of capital stock of each Subsidiary held by the Company shall be free and clear of any Liens. The Purchased Assets shall be free and clear of any Liens.

         6.10 SERVICE AGREEMENT. The Service Agreement shall be executed and become effective immediately following the Closing.

         6.11 IMPLEMENTATION SCHEDULE. Buyer and the Company shall have agreed upon the Implementation Schedule set forth on Schedule 5.12.

         6.12 FINANCIAL STATEMENTS. The Company shall have delivered, or shall have caused to be delivered, to Buyer the Prior Financial Statements and the Current Financial Statements. The Company shall have agreed to deliver the balance sheet of FHPS at March 31, 1999 within thirty (30) days of the Closing.


                                   ARTICLE 7
                        CONDITIONS TO THE OBLIGATIONS OF
                              THE COMPANY PARTIES

         The obligations of the Company Parties to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part by the Company Parties:

         7.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES AND COMPLIANCE WITH OBLIGATIONS. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made at and as of that time except (a) for changes specifically permitted by or disclosed pursuant to this Agreement and (b) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date. Buyer shall have performed and complied with in all material respects all of its obligations required by this Agreement to be performed or complied with at or prior to the Closing Date. Buyer shall have delivered to the Company a certificate, dated as of the Closing Date, and signed by an executive officer, certifying that such representations and warranties are true and correct in all material respects and that all such obligations have been performed and complied with in all material respects.

         7.2 NO ADVERSE LITIGATION OR LEGISLATION. There shall not be pending or threatened any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit, invalidate or collect damages arising out of the transactions contemplated hereby, and which, in the reasonable judgment of the Company Parties, makes it inadvisable to proceed with the transactions contemplated hereby.

         7.3 NO MATERIAL ADVERSE CHANGE. Between September 30, 1998 and the Closing Date, there shall have been no Material Adverse Change to Buyer.

         7.4 OPINION OF BUYER COUNSEL. The Company shall have received an opinion dated as of the Closing Date from counsel to Buyer in form and substance reasonably acceptable to the Company.

         7.5 HART - SCOTT - RODINO ACT. The requirements of the
Hart-Scott-Rodino Act, if applicable, shall have been satisfied.

                                   ARTICLE 8
                    REMEDIES FOR BREACHES OF THIS AGREEMENT

         8.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing (except if the Party suffering Adverse Consequences knew or had reason to know of any misrepresentation or breach of warranty or covenant at the time of Closing) and continue in full force and effect thereafter until the earlier of: (i) the completion of the Buyer's consolidated audit for the fiscal year ending March 31, 2000, or (ii) ninety (90) days following the end of the fiscal year ending March 31, 2000.

         8.2 INDEMNIFICATION PROVISIONS FOR BENEFIT OF BUYER. In the event any Company Party breaches (or in the event any third party alleges facts that, if true, would mean any Company Party has breached) any representations, warranties, and covenants of the Company Parties contained herein, then the Company agrees to indemnify Buyer from and against any Adverse Consequences Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences suffered after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach), subject to the limitations set forth below.

         8.3 INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE COMPANY. In the event Buyer breaches (or in the event any third party alleges facts that, if true, would mean Buyer has breached) any representations, warranties, and covenants of Buyer contained herein, then Buyer agrees to indemnify the Company from and against any Adverse Consequences the Company may suffer through and after the date of the claim for indemnification (including any Adverse

Consequences suffered after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of or caused by the breach (or the alleged breach), subject to the limitations set forth below.

         8.4 PROCEDURE FOR MATTERS INVOLVING THIRD PARTIES.

                  (a) If any third party shall notify any Party (the "INDEMNIFIED PARTY") with respect to any matter (a "THIRD PARTY CLAIM") which may give rise to a claim for indemnification against any other Party (the "INDEMNIFYING PARTY") under this Article 8, then the Indemnified Party shall promptly issue a Claim Notice to the Indemnifying Party with respect thereto.

                  (b) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within fifteen
(15) days following the receipt of the Claim Notice that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) upon request of the Indemnified Party, the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, and (iii) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

                  (c) The Indemnified Party: (i) may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim and (ii) will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably); and the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

                  (d) In the event any of the conditions in Section 8.4(b) is or becomes unsatisfied, (i) the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate, (ii) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (iii) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this
Article 8.

         8.5 NOTICE OF CLAIM. A Party suffering Adverse Consequences that gives or could give rise to a claim for indemnification under this Article 8 shall promptly notify each other Party thereof in writing (a "CLAIM NOTICE") in accordance with Section 10.1. The Claim Notice shall contain a brief description of the nature of the Adverse Consequences suffered and, if practicable, an aggregate dollar value estimate of the Adverse Consequence suffered. No delay in the issuance of a Claim Notice shall relieve any Party from any obligation under this Article 8, unless and solely to the extent such Party is thereby prejudiced.

         8.6 LIMITATION ON AND EXPIRATION OF INDEMNIFICATION. Notwithstanding anything in this Article 8 to the contrary, the Company's rights to indemnification from Buyer, and Buyer's rights to indemnification from the Company, shall be limited as follows:

                  (a) all rights of the parties hereto to indemnification hereunder for breaches of representations and warranties shall expire following the completion of the Buyer's consolidated audit for the fiscal year ending March 31, 2000; provided, however, if, prior to such expiration, a state of facts shall have become known which threatens to give rise to a liability against which any party hereto would be entitled to indemnification hereunder and the indemnified party shall have given notice of such facts to the indemnifying party, then the rights of the indemnified party to indemnification with respect to such liability shall continue until such liability shall have been finally determined and disposed of; and provided, further, that any obligation for indemnification by the Company arising out of Taxes shall continue for the period of the applicable statute of limitations for such Taxes.

                  (b) No party shall be entitled to indemnification pursuant to
Section 8.1 or 8.2 unless and until the aggregate amount of damages resulting from any and all indemnification sustained by such party exceeds $500,000. Further, the aggregate amount to which an Indemnified Party shall be entitled to recover for all obligations of indemnification under this Section 8 shall not exceed the amount of $20 million.

                  (c) whenever the word "material" or phrase "Material Adverse Effect" is used in this Agreement, it shall be construed as referring to damages with respect to any individual claim which exceeds $75,000.

         8.7 ADJUSTMENT FOR INSURANCE. The amount which an Indemnifying Party is required to pay to, for or on behalf of the Indemnified Party pursuant to this Article 8 shall be adjusted (including, without limitation, retroactively) by any insurance proceeds actually recovered by or on behalf of such Indemnified Party in reduction of the related indemnifiable loss (the "INDEMNIFIABLE LOSS"). Amounts required to be paid, as so reduced, are hereinafter sometimes called an "INDEMNITY PAYMENT". If an Indemnified Party has received or has had paid on its behalf an Indemnity Payment for an Indemnifiable Loss and subsequently receives insurance proceeds for such Indemnifiable Loss, then the Indemnified Party shall (x) promptly notify the Indemnifying Party of the amount and nature of such proceeds, and (y) pay to the Indemnifying Party the amount of such insurance proceeds or, if lesser, the amount of the Indemnity Payment.

         8.8 MITIGATION OF LOSS. Each Indemnified Party is obligated to use all reasonable efforts to mitigate to the fullest extent practicable the amount of any Indemnifiable Loss for which it is entitled to seek indemnification hereunder, and the Indemnifying Party shall not be required to make any payment to an Indemnitee in respect of such Indemnifiable Loss to the extent such Indemnified Party failed to comply with the foregoing obligation.

         8.9 SUBROGATION. Upon making any Indemnity Payment, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights of the Indemnified Party against any third party in respect of the Indemnifiable Loss to which the payment relates; provided, however, that until the Indemnified Party recovers full payment of its Indemnifiable Loss, any and all claims of the Indemnifying Party against any such third party on account of such payment are hereby made expressly subordinated and subjected in right of payment of the Indemnified Party's rights against such third party. Without limiting the generality of any other provision hereof, each such Indemnified Party and Indemnifying Party will duly execute, upon request, all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights.

         8.10 OTHER INDEMNIFICATION PROVISIONS. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy (including without limitation any such remedy arising under Environmental, Health, and Safety Requirements) any Party may have with respect to the transactions contemplated by this Agreement; provided, however, that the limitations contained in Section 8.6 shall apply to such remedies, except with respect to any equitable remedy, or any rights of any of the parties arising under the Service Agreement.

                                   ARTICLE 9
                       TERMINATION, AMENDMENT AND WAIVER

         9.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date:

                  (a) by mutual written consent of all of the parties hereto at any time prior to the Closing; or

                  (b) by Buyer upon delivery of written notice to the Company in accordance with Section 10.1 of this Agreement in the event of a material breach by a Company Party of any provision of this Agreement; or

                  (c) by the Company upon delivery of written notice to Buyer in accordance with Section 10.1 of this Agreement in the event of a material breach by Buyer of any provision of this Agreement; or

                  (d) by Buyer or the Company upon delivery of written notice to the other in accordance with Section 10.1 of this Agreement, if the Closing shall not have occurred by March 31, 1999, unless the failure of the Closing to occur is the result of a breach by the terminating party that caused the Closing to be delayed.

         9.2 EFFECT OF TERMINATION. Except for the provisions of Article 8 and
Section 10.3 hereof, which shall survive any termination of this Agreement, in the event of termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void and of no further force and effect, and the parties shall be released from any and all obligations hereunder; provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

                                  ARTICLE 10
                               GENERAL PROVISIONS

         10.1 NOTICES. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be deemed given if delivered by certified or registered mail (first class postage pre-paid), guaranteed overnight delivery or facsimile transmission, if such transmission is confirmed by delivery by certified or registered mail (first class postage pre-paid) or guaranteed overnight delivery, to the following addresses and telecopy numbers (or to such other addresses or telecopy numbers which such party shall designate by like notice to the other party):

                  (a)      if to Buyer to:

                           Advance Paradigm, Inc.
                           545 E. John Carpenter Freeway, Suite 1570
                           Irving, Texas 75062
                           Attn: David D. Halbert
                                 Chief Executive Officer, President and Chairman
                           Telecopy: (972) 830-6196

                           with a copy to:

                           Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                           1700 Pacific Avenue, Suite 4100
                           Dallas, Texas 75201
                           Attn: J. Kenneth Menges, Jr., P.C.
                           Telecopy: (214) 969-4343

                  (b)      if to the Company Parties to:

                           Foundation Health Systems, Inc.
                           21650 Oxnard Street
                           Woodland Hills, California  91367
                           Attention:  Gary Velasquez
                                       President - Specialty Services
                           Telecopy: 1-818-676-6616

                           with a copy to:
                           Foundation Health Systems, Inc.
                           21650 Oxnard Street
                           Woodland Hills, California  91367
                           Attention: B. Curtis Westen, Esquire
                                      Senior Vice President, General Counsel
                                      and Secretary
                           Telecopy:  1-818-676-7503

                           and

                           Epstein Becker & Green, P.C.
                           1227 25th Street, N.W.
                           Washington, D.C.  20037
                           Attention: Robert D. Reif, Esquire
                           Telecopy:  202-296-2882

         10.2 ENTIRE AGREEMENT. This Agreement (including the Exhibits and Schedules attached hereto, and other documents delivered at the Closing pursuant hereto), contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understanding (oral or written) between or among the parties with respect to such subject matter. The Exhibits and Schedules constitute a part of this Agreement as though set forth in full herein.

         10.3 EXPENSES; SALES TAX. Except as otherwise provided herein, each party shall bear its own transaction fees. The Company shall bear, be responsible for and pay any state sales tax arising as a result of sale of the Shares.

         10.4 AMENDMENT; WAIVER. This Agreement may not be modified, amended, supplemented, canceled, or discharged, except by written instrument executed by all parties. No failure to exercise and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of such or any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts.

         10.5 BINDING EFFECT; ASSIGNMENT. The rights and obligations of this Agreement shall bind and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing expressed or implied herein shall be construed to give any other Person any legal or equitable rights hereunder. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned by the Company Parties without the prior written consent of Buyer. Buyer may assign all or any portion of its rights hereunder to one or more of its wholly owned subsidiaries.

         10.6 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

         10.7 INTERPRETATION. When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated. The headings contained herein and on the schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the schedules. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Time shall be of the essence in this Agreement.

         10.8 GOVERNING LAW; INTERPRETATION. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Delaware without giving effect to the principles of conflicts of laws.

         10.9 JURISDICTION; SERVICE OF PROCESS. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the United States District Court for the District of Delaware and each of the parties consents to the jurisdiction of such court (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world. To the extent not prohibited by applicable law, each of the parties hereby waives any right to trial by jury in any action or proceeding based on or arising out of this Agreement.

         10.10 ARM'S LENGTH NEGOTIATIONS. Each party hereto expressly represents and warrants to all other parties hereto that (a) before executing this Agreement, said party has fully informed himself or itself of the terms, contents, conditions, and effects of this Agreement; (b) said party has relied solely and completely upon his or its own judgment in executing this Agreement;
(c) said party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement; (d) said party has acted voluntarily and of his or its own free will in executing this Agreement; (e) said party is not acting under duress, whether economic or physical, in executing this Agreement; and (f) this Agreement is the result of arm's length negotiations conducted by and among the parties and their respective counsel.




                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                              ADVANCE PARADIGM, INC.


                              By:
                                 ----------------------------------------------
                              Name:
                                   --------------------------------------------
                              Title:
                                    -------------------------------------------

                              FOUNDATION HEALTH SYSTEMS, INC.


                              By:
                                 ----------------------------------------------
                              Name:
                                   --------------------------------------------
                              Title:
                                    -------------------------------------------


                              FOUNDATION HEALTH PHARMACEUTICAL SYSTEMS, INC.


                              By:
                                 ----------------------------------------------
                              Name:
                                   --------------------------------------------
                              Title:
                                    -------------------------------------------

                              INTEGRATED PHARMACEUTICAL SYSTEMS, INC.


                              By:
                                 ----------------------------------------------
                              Name:
                                   --------------------------------------------
                              Title:
                                    -------------------------------------------

                              FOUNDATION HEALTH CORPORATION


                              By:
                                 ----------------------------------------------
                              Name:
                                   --------------------------------------------
                              Title:
                                    -------------------------------------------